                                                                   EXHIBIT 10.1


                     D. E. Shaw Laminar Portfolios, L.L.C.
                          120 West Forty-Fifth Street
                               Floor 39, Tower 45
                               New York, NY 10036


December 2, 2003


Danielson Holding Corporation
Two North Riverside Plaza, Suite 600
Chicago, IL 60606

Ladies and Gentlemen:

Reference is hereby made to that certain Note Purchase Agreement, dated the date hereof (the "Note Purchase Agreement"), among Danielson Holding Corporation (the "Company"), and SZ Investments, L.L.C., Third Avenue Trust, on behalf of the Third Avenue Value Fund Series, and D. E. Shaw Laminar Portfolios, L.L.C. ("DES"). As a condition to entering into the Note Purchase Agreement, DES has requested that the Company enter into this Letter Agreement (this "Letter Agreement"). Capitalized terms used herein and not otherwise defined shall have the meanings ascribed thereto in the Note Purchase Agreement.

In consideration of the foregoing and the representations, warranties, covenants and agreements set forth herein and in the Note Purchase Agreement, the Company and DES hereby agree as follows:

I. Transfer of Common Stock by DES and the Transferees. Subject to Paragraph III below, DES and each Transferee may Transfer the shares of Common Stock acquired by DES pursuant to the Note Purchase Agreement, including the Escrowed Stock and the Common Stock to be received upon conversion of the Notes (collectively, the "Subject Shares"), pursuant to the following terms and conditions:

         A. DES shall be permitted to Transfer, in one or multiple transactions and without obtaining any additional consent from the Company pursuant to Article FIFTH of the Restated Certificate of Incorporation, an aggregate number of Subject Shares under this Paragraph A up to but not exceeding an amount equal to (i) 10% of the outstanding Common Stock of the Company (calculated at the time of such Transfer) during the period beginning on the date of the closing of the Acquisition (the "Closing Date") through the first anniversary of the Closing Date; (ii) 15% of the outstanding Common Stock of the Company (calculated at the time of such Transfer) less the percentage of shares sold pursuant to clause I.A.(i) during the period beginning on the first anniversary of the Closing Date and ending on the second anniversary of the Closing Date; and (iii) 20% of the outstanding Common Stock of the Company (calculated at the time of such Transfer) less the percentage of shares sold pursuant to clauses I.A.(i) and
         (ii) during
         the period beginning on the second anniversary of the Closing Date and ending on the third anniversary of the Closing Date;

         B. anytime after the third anniversary of the Closing Date, DES shall be permitted to Transfer any such remaining Subject Shares then owned by it free and clear of any limitations on Transfer and without obtaining any additional consent from the Company;

         C. anytime after the Closing Date, if DES becomes subject to any filings or other requirements of any federal, state, municipal or foreign governmental, regulatory or other public body, agency or authority (including self-regulatory organizations), including without limitation any insurance or banking authority (collectively, "Regulations"), (other than the Disclaimer(s) filed by DES with the State Insurance Departments and any filing required under any federal or state securities laws (including without limitation Form 3, Form 4, Schedule 13d or 13g, and registration statements)) that requires any disclosures of the identity of, or other confidential information related to DES's direct or indirect investors or any other identifying facts or features or would otherwise limit DES's ability to make future investments as a result of being made subject to new Regulations, DES shall be permitted to Transfer all Subject Shares free and clear of any limitations on Transfer and without obtaining any additional consent from the Company; and

         D. each Transferee from a prior Authorized Transfer shall be permitted to Transfer any Subject Shares free and clear of any limitations on Transfer and without obtaining any additional consent from the Company;

provided, that, in each case, such Transfer constitutes an Authorized Transfer. As used herein, "Transfer" shall mean any sale, assignment, transfer, disposition, exchange, mortgage, pledge, grant, hypothecation or other transfer, absolute or as a security or encumbrance, in any manner whatsoever, from any transaction or transactions, including without limitation, via secondary market or over-the-counter transactions; "Transferee" shall mean any Person that receives Subject Shares in an Authorized Transfer; "Authorized Transfer" shall mean a Transfer by (i) DES pursuant to Paragraphs A, B or C above or (ii) any Transferee pursuant to Paragraph D above, in each case that satisfies the procedures described in Paragraph III below; provided further, that any Transfer must comply with applicable federal and state securities laws and insider trading policies.

II. Representations and Warranties of Company. The Company hereby represents and warrants to DES that:

         A. The Special Committee of the Board of Directors of the Company, on behalf of the Board of Directors, has authorized the agreements set forth in this Letter Agreement in resolutions of the Special Committee of the Board of Directors adopted at a Special Meeting held on November 24, 2003 and determined that: (i) it is in the best interest of the Company to pre-approve the Authorized Transfers and (ii) subject to the requirements in Paragraph III below, all obligations of the Board of Directors and the Company pursuant to Article FIFTH of the Restated Certificate of Incorporation have been satisfied in full with regard to the Authorized Transfers, subject to receipt of a Bring-Down Opinion (defined below);

         B. the Company has received the Nixon Peabody Letter substantially in the form of Exhibit A hereto;

         C. based on current law and circumstances, the Bring-Down Opinion (as described below) would be available for the Transfers described in Paragraph I, unless (i) the Transferee owns other Common Stock that the Transferee acquired within the testing period that includes the date of the Proposed Transfer, (ii) the Transferee becomes a "5-percent shareholder" as a result of the Transfer and
         (iii) DES or the Transferee receives a Blocking Opinion;

         D. each of the Transfers described in Paragraph I shall be treated by the Company as "previously approved subsequent transactions" for purposes of Article FIFTH of the Restated Certificate of Incorporation.

III. Procedures for Authorized Transfers. DES and each Transferee intending to effect a Transfer of Subject Shares that, but for this Paragraph III, would otherwise qualify as an Authorized Transfer, shall provide the Company written notice in the form of Exhibit B hereto (the "Notice of Transfer") of such Transfer (a "Proposed Transfer") no less than seven Business Days before the date of such Proposed Transfer. The Notice of Transfer shall include the number of Subject Shares to be Transferred pursuant to such Proposed Transfer and the anticipated date of such Proposed Transfer. In the case of a Transferee or intended recipient, as the case may be, that either is or would become a "5-percent shareholder" (within the meaning of Section 382 of the Internal Revenue Code of 1986, as amended and the applicable Treasury regulations thereunder (the "Code")) immediately after the Proposed Transfer, the Notice of Transfer shall also include the name of the Transferee, in the case of a Proposed Transfer by DES, or the intended recipient of the Subject Shares, in the case of a Proposed Transfer by a Transferee , the number of shares of Common Stock owned, directly or constructively, by such Transferee or intended recipient within the past three years and the number of shares of Common Stock acquired within such three year period. The Company shall promptly use all commercially reasonable efforts to obtain an opinion substantially in the form of Exhibit C hereto (a "Bring-Down Opinion"), and in no event later than five Business Days after receipt of the Notice of Transfer, give appropriate instructions to the transfer agent for the Common Stock (the "Transfer Agent"), in full satisfaction of the provisions of Article FIFTH of the Restated Certificate of Incorporation, and shall direct the Transfer Agent to effectuate the Proposed Transfer; provided, however, that if such Bring-Down Opinion cannot be delivered, the Company shall deliver to DES or the Transferee, as applicable, within five Business Days after the receipt of the Notice of Transfer, an opinion of Skadden, Arps, Slate, Meagher & Flom LLP, Nixon Peabody LLP or other nationally recognized tax counsel reasonably acceptable to DES or the Transferee, as applicable, that the Proposed Transfer would result in, or create an unreasonable risk of, (i) an aggregate increase in the percentage ownership of the stock of the Company by its "5-percent shareholders" and (ii) that such aggregate increase in ownership of the stock of the Company would constitute an "ownership change" under Section 382(g) of the Code, determined by substituting "48.75 percentage points" for "50 percentage points" where such phrase appears in Section 382(g)(1)(A) of the Code (the "Blocking Opinion"), and such Proposed Transfer shall not qualify as an Authorized Transfer. For the avoidance of doubt, any Blocking Opinion issued upon receipt of a Notice of Transfer shall apply solely to the Proposed Transfer and not to any subsequent Transfer of Subject Shares pursuant to this Letter Agreement.

IV.      Cooperation Under FPA.

         A. DES agrees to use commercially reasonable efforts, to the extent required by law, to cooperate in providing information required to be furnished as part of any required filing under Section 203 of the Federal Power Act, as amended, by Covanta, the Company or DES.

         B. The Company agrees to use commercially reasonable efforts, to cooperate with DES in minimizing the information to be furnished by DES and to provide to DES information required in any such filing required to be made by DES.

V.       Miscellaneous.

         A. The Company and DES agree that the provisions of this Letter Agreement will be amended to equitably reflect the effect of any issuance or redemption of stock of the Company, stock split or reverse stock split with respect to stock of the Company, recapitalization of the Company or any other adjustment to the capital structure of the Company.

         B. All notices or other communications required or authorized to be given hereunder shall be made pursuant to Section 12.4 of the Note Purchase Agreement.

         C. This Letter Agreement may not be amended, supplemented, modified or revoked unless agreed to in writing by the parties hereto.

         D. This Letter Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, without giving effect to its conflicts-of-law provisions.

         E. The Company and DES hereby acknowledge that damages may not be an adequate remedy in the event that any of the provisions of this Letter Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that DES shall be entitled to an injunction or injunctions to prevent breaches of this Letter Agreement and to enforce specifically the terms and provisions hereof in any court in the United States or any state having jurisdiction, this being in addition to any other remedy to which DES is entitled at law or in equity.

If you are in agreement with the foregoing, please sign in the space provided below and return a copy of this Letter Agreement to DES.


                                        D. E. SHAW LAMINAR PORTFOLIOS, L.L.C.


                                        By: /s/ Max Holmes
                                           ------------------------------------
                                        Name:   Max Holmes
                                        Title:  Authorized Signatory


Agreed:

DANIELSON HOLDING CORPORATION


By: /s/ Philip G. Tinkler
   ---------------------------------
Name:   Philip G. Tinkler
Title:  Chief Financial Officer
Date:   December 2, 2003